Exhibit 11

March 9, 2021

RAD Diversified REIT, Inc.

211 North Lois Avenue

Tampa, Florida 33609

RE: RAD Diversified REIT, Inc. | 2018 & 2019 Audited Financial Statements

Dear Sir/Madam,

Kho & Patel, CPAs hereby provide consent to RAD Diversified REIT, Inc. and its attorney to use our audited financial statement reports for the years ended December 31, 2018 (dated January 15, 2019) & 2019 (originally dated April 12, 2020, dual dated to January 20, 2021) to file with the U.S. Securities and Exchange Commission. Please contact us directly at (909) 971-1000 x207 should you have any questions or need further clarification. Thank you.

KHO & PATEL

A Professional Corporation

Douglas E. Faulkner, Jr., CPA